Exhibit 99.(9)(d)

April 23, 2007

Mutual of America Investment Corporation, Inc.
320 Park Avenue
New York, New York 10022

Dear Sirs/Madams:

This opinion is effective as of April 29, 2005, the date on which the Registrant filed Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A (the “Post-Effective Amendment”), and continues to be effective with respect to the offering of common shares, par value $.01 per share, of the Small Cap Value Fund, the Small Cap Growth Fund and the Mid Cap Value Fund.

I am familiar with and have reviewed such documents and records as I have deemed necessary to express an informed opinion on the matters convered hereby, and I was familiar with all such matters on April 29, 2005.  It is my opinion that the common shares of the Small Cap Value Fund, the Small Cap Growth Fund and the Mid Cap Value Fund, when issued and sold in accordance with the Post-Effective Amendment and in jurisdictions where such sales have been authorized, are legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement by filing with the most current Post-Effective Amendment and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/ Patrick A. Burns
Senior Executive Vice President
and General Counsel